INVESTMENT ADVISORY AGREEMENT



         AGREEMENT, made as of this 21st day of May, 1998, between VANGUARD/TRUSTEES' EQUITY FUND, a Pennsylvania common law trust, (the "Fund") and FRANKLIN PORTFOLIO ASSOCIATES LLC, a Delaware corporation (the "Adviser").

         WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund's U.S. Portfolio (the "Portfolio"), and the Adviser is willing to render such services;

         NOW, THEREFORE, this Agreement.

                              W I T N E S S E T H:

that in consideration of the premises and mutual promises set forth below, the Fund and the Adviser agree as follows:

         1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Advisory Duties. Subject to the supervision of the Fund's Board of Trustees, the Adviser shall manage the investment operations and composition of the Portfolio in accordance with the investment objective and policies stated in the Fund's Registration Statement (as defined in paragraph 3(d) of this Agreement), and subject to the following understandings:

         (a) The Adviser shall supervise the Portfolio's investments, furnish a continuous investment program for the Portfolio, determine from time to time what investments or securities will be purchased, retained or sold by the Portfolio, and what portion of the Portfolio's assets will be invested or held uninvested as cash;

         (b) The Adviser shall use the same skill and care in the management of the Portfolio as it uses in the administration of other fiduciary accounts for which it has investment responsibility;

         (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Registration Statement of the Fund, and with the instructions and directions of the Board of Trustees of the Fund. The Adviser will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

         (d) The Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Portfolio is active. The Adviser is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Portfolio. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request:

                  On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients;

                  (e) The Adviser shall maintain books and records with respect to the Portfolio's securities transactions and shall render to the Fund's Board of Trustees such periodic and special reports as the Board may reasonably request;

                  (f) The Adviser shall provide the Portfolio on each business day with a list of all securities transactions for that day;

                  (g) The investment advisory services of the Adviser to the Portfolio under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

         3. Documents Delivered. The Fund has delivered to the Adviser, or will promptly deliver to the Adviser upon full execution of this Agreement, copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

                  (a) the Declaration of Trust of the Fund, dated April 12,
         1993;

                  (b) By-Laws of the Fund;

                  (c) Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement:

                  (d) Registration Statement under the Securities Act of 1933, on Form N-1A (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") for effectiveness of on April 30, 1997, and all amendments thereto;

         4. Books and Records. The Adviser shall keep the Portfolio's books and records required to be maintained by it pursuant to paragraph 2(e) hereof. The Adviser agrees that all records which it maintains for the Portfolio are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) of the Commission under the 1940 Act.

         5. Expenses. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities purchased for the Portfolio and the taxes, and brokerage commissions, if any, payable in connection with the purchase and/or sale of such securities.

         6. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of each of the Portfolio's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on an annual percentage rate of 0.08%, to the Portfolio's average month-end assets for the quarter In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

         7. Limitation of Liability. In the absence of : (i) misfeasance, negligence, or the violation of applicable law on the part of the Adviser in performance of its obligations and duties hereunder; (ii) reckless disregard by the Adviser of its obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder, including, without limitations, liability for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund. Federal and state securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any such laws.

         8. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until May 20, 2000 and will be renewable thereafter for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

         9. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         10. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, or (b) by vote of a majority of the outstanding voting securities of the Fund.

         11. Proxy Policy. With regard to any proxy solicitations, the Fund shall vote the shares of all securities held by the Portfolio.


ATTEST:                                     VANGUARD/TRUSTEES' EQUITY FUND



By ___/s/Raymond J Klapinsky____          By__/s/ John J. Bennan_____
          Secretary                       President and Chief Executive Officer



ATTEST:                                     FRANKLIN PORTFOLIO ASSOCIATES LLC


____Lynne Opdyke_____________             By /s/ Theo A. Kolokotrones____